UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 15, 2008 (July 10, 2008)

MRS. FIELDS FAMOUS BRANDS, LLC

(Exact name of registrant as specified in charter)

DELAWARE	333-115046	80-0096938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2855 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121-7050

801-736-5600

(Address of Principal Executive Offices and Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01               ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 6, 2008, Mrs. Fields Famous Brands, LLC (“MFFB”) filed a Current Report on Form 8-K announcing a plan of reorganization through an out-of-court exchange offer and/or a “pre-packaged” Chapter 11 filing and a plan of reorganization confirmed under the United States Bankruptcy Code, as amended (the “Restructuring”).  In connection with the Restructuring, MFFB, along with Mrs. Fields Financing Company, Inc., (“Mrs. Fields Financing”, and collectively with MFFB, “Mrs. Fields”) and Mrs. Fields’ Original Cookies, Inc. (“MFOC”), entered into a binding Restructuring Term Sheet dated June 2, 2008 (the “Term Sheet”) with certain unaffiliated investors holding Mrs. Fields’ 9% and 11½% Senior Secured Notes due 2011 (the “Notes”) providing for an offer by Mrs. Fields to exchange the Notes for cash, new debt and new equity as described in the Term Sheet.  On June 3, 2008, certain members of a committee of unaffiliated investors holding Notes (the “Committee”), including those investors who are parties to the Term Sheet, entered into support agreements with Mrs. Fields and MFOC (the “Support Agreements”).  The Support Agreements provide that the signatories thereto will support the Restructuring as set forth in the Term Sheet and that Mrs. Fields and the members of the Committee will negotiate and enter into definitive documentation regarding the Exchange Offer in order to permit to commence by June 30, 2008.

On July 7, 2008, MFFB filed a Current Report on Form 8-K to report that the Exchange Offer was not commenced on June 30, 2008, as originally anticipated, but rather was expected to commence within the next few weeks.  In that filing, MFFB noted that although members of the Committee and their respective advisors continue to work together to complete the definitive documentation needed to proceed with the Exchange Offer, the members of the Committee, through their counsel, advised MFFB that they were reserving their right to terminate their obligations under the Term Sheet by reason of the Exchange Offer not having been commenced on June 30, 2008.

As of July 11, Mrs. Fields and the Committee reached an agreement to amend the Term Sheet (the “Term Sheet Amendment”).  The Term Sheet Amendment, among other things, reconfirms the parties’ support for the previously announced Restructuring and establishes July 21, 2008 as the target date for commencing the Exchange Offer, subject to an automatic extension until July 31, 2008 if the parties are working in good faith to implement the Restructuring.  The Term Sheet Amendment also establishes additional milestones that would need to be met by Mrs. Fields for the Committee to continue to be obligated to support the Restructuring.

The foregoing summary of the Term Sheet Amendment, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Term Sheet Amendment, which is attached as Exhibit 1.1 and incorporated herein by reference.

ITEM 5.02.            DEPARTURES OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(a) and (b)  On July 10, 2008, Stephen Russo, a director and the president and chief executive officer of MFFB, delivered a letter to MFFB (the “Notice of Termination”) in which he notified MFFB that he was terminating his employment with MFFB.  In his letter, Mr. Russo has asserted that his termination is with “Good Reason” (as that term is defined under his employment agreement with MFFB) and that accordingly he entitled to immediate payment of all salary, bonuses, and benefits accruing to the date of termination, specified severance payments, and a portion of the bonus payable with respect to calendar year 2008.  The Notice of Termination does not address whether he also has terminated his positions as a manager of MFFB and as a manager or director, employee and officer of subsidiaries of MFFB.  However, MFFB believes that Mr. Russo’s status as an employee and officer of MFFB were terminated automatically be reason of his termination as an employee of MFFB and MFFB believes that it was likely Mr. Russo’s intention that his termination also be deemed to have constituted a resignation as a manager of MFFB and a director or manager of its subsidiaries.

The MFFB Board of Managers has not yet met to review the Notice of Termination and has not made any determinations as to either the Notice of Termination or as to whether it will seek to fill the position of president or chief executive officer on either an interim or permanent basis.

The foregoing summary of the Notice of Termination does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Notice of Termination, which is attached as Exhibit 1.2 and incorporated herein by reference.

ITEM 9.01.            FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

1.1

Amendment to Restructuring Term Sheet, dated as of July 11, 2008, entered into by Mrs. Fields Famous Brands, LLC and Mrs. Fields Financing Company, Inc. with certain holders of its Senior Secured Notes.

1.2	Notice of Termination, dated July 10, 2008, from Stephen Russo to Mrs. Fields Companies, Inc. and Mrs. Fields Famous Brands, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MRS. FIELDS FAMOUS BRANDS, LLC

/s/ Michael Ward
Michael Ward
Executive Vice President and Chief Legal Officer

Date: July 15, 2008